Exhibit 99.1

February 22, 2007

FOR
Enpath Medical, Inc. 2300 Berkshire Lane North Minneapolis, Minnesota 55441 (NASDAQ: NPTH)

CONTACT
Scott Youngstrom, CFO (763) 951-8211 syoungstrom@enpathmed.com

Conference Call Today at 3:30 PM CST/4:30 PM EST

Release at 3:05pm CST

ENPATH MEDICAL REPORTS 2006 REVENUE GROWTH OF 25%

EARNINGS PER SHARE UP 380%

Full-year Revenue of $36.8 Million, Earnings Per Share of $0.24

Fourth Quarter Revenue Grows 9% Year-Over-Year to $8.6 Million

MINNEAPOLIS, February 22, 2007 — Enpath Medical, Inc. (Nasdaq: NPTH), a leading developer and manufacturer of introducers and other proprietary therapeutic device delivery products, today reported financial results for the full year and fourth quarter ended December 31, 2006

Revenue for 2006 totaled $36.8 million, an increase of 25% over the $29.4 million for 2005.  Net income for 2006 was $1.5 million, or $0.24 per diluted share versus $333,000, or $0.05 per diluted share in 2005.  Revenue for the fourth quarter of 2006 totaled $8.6 million, an increase of 9% over the comparable period in 2005.  Net income for the 2006 fourth quarter was $115,000, or $0.02 per diluted share versus $670,000, or $0.11 per diluted share in the comparable period in 2005.  Results in the fourth quarter of 2006 reflected an income tax benefit of approximately $0.02 per share, compared with an income tax benefit of approximately $0.06 per share in the fourth quarter of 2005.

“During the quarter we made significant progress in improving our manufacturing processes, particularly in our relatively new catheter product line as well as on our introducer line and we were pleased with our full year and fourth quarter results,” said John Hertig, Enpath’s chief executive officer. “We believe we’re well-positioned to achieve additional growth and increased profitability in 2007.”

Revenue from our introducer product line, which contributed approximately 69 percent of revenue during 2006, totaled $25.3 million for 2006 versus $18.7 million, a 35% increase over 2005.  Revenue for the quarter totaled $5.5 million versus $4.8 million in the comparable period in 2005, representing a 16% increase.

Revenue from our catheter product line increased 50% during 2006 to $2.6 million compared with $1.8 million in 2005.  Revenue from the catheter product line decreased to $437,000 compared with $766,000 in the fourth quarter last year, as the Company’s OEM partners are in the very early marketing stages for the products Enpath launched earlier this year.

Revenue from our stimulation leads product line for the full year 2006 was comparable to 2005 with approximately $8.9 million recorded in both years.  Revenue from the stimulation leads product line for the quarter was $2.6 million, up from the $2.4 million in the fourth quarter of 2005, representing a 10% increase.

Gross margins for 2006 were 36.9% compared with 36.3% in 2005.  Gross margins for the quarter totaled 32.9% compared with 34.1% in the fourth quarter of 2005.  Gross margins in the fourth quarter were negatively impacted by lower-than-expected yields for the Company’s catheter product line.  The Company has made improvements in the manufacturing process and its yields continue to improve, but the lower than anticipated demand did not allow us to efficiently utilize all of our overhead expenses.

Operating expenses as a percent of revenue totaled 31.6% for 2006 compared with 36.3% in 2005 and totaled 32.4% in the fourth quarter of 2006 compared to 30.4% in 2005.  Selling, general and administrative expenses totaled $6.2 million or 16.9% of revenue for 2006 compared with 36.3% in 2005 and totaled $1.5 million or 17.8% of revenue in the fourth quarter of 2006 compared to $1.2 million or 15.0% of revenue in 2005.  Stock-based compensation expenses, the recognition of additional rental expense on the new facility and additional personnel and related costs negatively impacted the company’s overall quarterly and annual SG&A results when compared with 2005.  Research and development expenditures for both 2006 and 2005 totaled $5.4 million or 14.7% and 18.4% of revenues and totaled $1.2 million or 14.6% of revenues in the fourth quarter of 2006 compared to $1.2 million or 15.4% of revenues in 2005.

“The continued strength in our introducer product line allowed us to continue to invest in our steerable catheter manufacturing processes,” Mr. Hertig continued. “We believe that we turned the corner on this effort in the fourth quarter, and we dramatically increased both yields and on-time delivery metrics by the end of the year.  We also increased our marketing efforts to grow existing product sales and evaluate potential new markets, and believe that we’re well-positioned in our research and development focus for 2007 and beyond.”

2007 Business Outlook and Guidance

Enpath anticipates annual revenues of between $39 and $41 million in 2007, resulting in overall revenue growth between 6 and 11 percent.  Gross margin as a percentage of revenue is expected to improve to a range of approximately 40 to 42 percent and profitability is expected to continue to improve in 2007.

Conference Call Today

The Company will host a conference call today at 3:30 PM CST/4:30 EST to discuss its financial results, outlook for 2007 and current corporate developments. To participate in the call dial (800) 240-5318 for domestic callers and (303) 262-2175 for international callers, then provide the Company name and John Hertig as the leader’s name.

A live webcast can be accessed on the Enpath Medical website, http://www.enpathmed.com , by clicking on the Fourth Quarter 2006 Conference Call window. A taped replay of the call will be available approximately one hour after the conclusion of the call until March 1, 2007, by calling (800) 405-2236 for domestic callers and (303) 590-3000 for international and referencing ID#11083852#. An audio replay of the webcast will be archived on the Enpath website http://www.enpathmed.com until February 22, 2008.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies. Its proprietary products include venous vessel introducers, articulating and fixed curve delivery catheters, epicardial and endocardial stimulation leads, and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation markets. Its products, which are primarily finished goods, are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein. All forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2005, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Among the factors that could cause results to differ materially are the following: Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties including its ability to successfully resolve, or defend itself in, pending litigation; Enpath’s ability to successfully integrate its operations into its new facility in the first quarter of 2007; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s ability to effectively manufacture its products, specifically steerable catheters, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; government regulatory matters; economic conditions; and Enpath’s ability to raise capital. All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements. In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Condensed Balance Sheets

	12/31/06	12/31/05
Assets
Cash and cash equivalents	$523,483	$—
Inventory, receivables and prepaids	11,177,186	8,566,254
Other current assets	313,686	394,202
Property, plant and equipment, net	5,900,115	4,686,121
Goodwill	9,487,975	9,487,975
Intangible assets with finite lives and other	5,990,466	6,916,406
Total Assets	$33,392,911	$30,050,958

Liabilities & Shareholders’ Equity
Bank line of credit	$—	$—
Current liabilities	4,477,198	2,966,933
Long-term liabilities	727,058	2,058,316
Shareholders’ equity	28,188,655	25,025,709
Total Liabilities & Shareholders’ Equity	$33,392,911	$30,050,958

Income Statements

	Three Months Ended		Twelve Months Ended
	12/31/06	12/31/05	Audited 12/31/06	Audited 12/31/05

Net sales	$8,562,865	$7,888,622	$36,840,014	$29,368,519
Cost of sales	5,744,165	5,201,106	23,232,831	18,711,334
Gross profit	2,818,700	2,687,516	13,607,183	10,657,185

Operating expenses:
Research and development	1,250,799	1,215,932	5,404,392	5,393,277
Selling, general and administrative	1,523,270	1,185,378	6,218,493	5,277,849
Total operating expenses	2,774,069	2,401,310	11,622,885	10,671,126

Operating income (loss)	44,631	286,206	1,984,298	(13,941)

Other income (expense):
Interest expense	(38,669)	(56,091)	(181,875)	(253,516)
Interest income	5,407	—	13,675	—
Other	(40,880)	99,118	(40,258)	77,685
Total other income (expense)	(74,142)	43,027	(208,458)	(175,831)

Income (loss) before income taxes	(29,511)	329,233	1,775,840	(189,772)
Income tax (expense) benefit	144,116	340,905	(277,334)	522,557
Net income (loss)	$114,605	$670,138	$1,498,506	$332,785

Net income (loss) per common share:
Basic	$0.02	$0.11	$0.24	$0.06
Diluted	$0.02	$0.11	$0.24	$0.05

Weighted average common and common equivalent shares outstanding
Basic	6,267,157	6,022,528	6,201,070	5,961,111
Diluted	6,377,472	6,138,623	6,322,039	6,074,780